Exhibit 10.15

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “AGREEMENT”) is entered into as of the fifth day of January, 2005 by and between Michael S. Wilstead (“MR. WILSTEAD”), and QUADRAMED CORPORATION, a Delaware corporation (the “COMPANY”).

WHEREAS, Mr. Wilstead was employed by the Company as its President and Chief Operating Officer pursuant to the terms and conditions of that certain employment letter agreement, dated April 1, 1999 between the Company and Mr. Wilstead, and amended by that certain Amendment of Employment Agreement, dated September 20, 2001, between the Company and Mr. Wilstead (collectively, the “EMPLOYMENT AGREEMENT”).

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to combine the offices of Chief Operating Officer and Chief Executive Officer into one position, and in connection with this determination, Mr. Wilstead shall step down from his positions of President and Chief Operating Officer of the Company.

WHEREAS, such termination of Mr. Wilstead’s employment constitutes an “INVOLUNTARY TERMINATION” as defined in the Employment Agreement.

WHEREAS, Mr. Wilstead and the Company wish to enter into an agreement concerning his separation as the Company’s President and Chief Operating Officer.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Mr. Wilstead and the Company agree as follows:

1.	TERMINATION OF EMPLOYMENT RELATIONSHIP. The parties hereto agree that Mr. Wilstead’s employment with the Company as its President and Chief Operating Officer is terminated effective as of January 5, 2005. In exchange for the payments, benefits, and other agreements of the Company set forth in this Agreement, Mr. Wilstead hereby agrees that the Employment Agreement is hereby terminated and canceled effective as of the effective date of this Agreement, with no compensation, benefits, damages, obligations or other payments owing to Mr. Wilstead thereunder (other than as specifically set forth in this Agreement).

2.	CONSIDERATION TO MR. WILSTEAD. The Company shall make the following payments and provide the following additional benefits and consideration to Mr. Wilstead, subject to Section 6 hereof:

a.	SEVERANCE BENEFIT. As payment in full of its obligations under the Employment Agreement to pay severance benefits upon an Involuntary Termination, the Company will pay to Mr. Wilstead, a lump sum equal to $305,000 within thirty (30) days of the effective date of this Agreement and will continue for a period of 12 months after the date of this Agreement, all life and health plan participation, benefits and other coverages to which Mr. Wilstead and his dependents are currently entitled, pursuant to his Employment Agreement. As of the date of Mr. Wilstead’s termination, Mr. Wilstead’s long-term disability insurance through the Company will lapse. For a period of 12 months, the Company will pay, or reimburse Mr. Wilstead for, the premiums for a long-term disability policy reasonably selected by Mr. Wilstead with the Company’s consent, provided that (i) the Company’s payments with respect to such premiums shall not exceed $1,500 per month and (ii) it is Mr. Wilstead’s sole responsibility to qualify for and obtain such long-term disability coverage.

b.	BONUS COMPENSATION. Mr. Wilstead shall be entitled to such bonus compensation amounts for fiscal year 2004 as Mr. Wilstead would have received pursuant to the Company’s 2004 Incentive Compensation Plan, had Mr. Wilstead been an employee of the Company as of the date for determination of the bonus compensation payment. Such amount shall be paid to Mr. Wilstead at such time as he would have received such bonus payment if he were still an employee of the Company.

c.	RESTRICTED SHARES. With respect to the 344,500 restricted shares of Common Stock of the Company granted to Mr. Wilstead by the Company on February 19, 2002 and December 30, 2003 under the Company’s 1996 Stock Incentive Plan as to which, as of the date of termination of the Employment Agreement, applicable restrictions and repurchase rights had not terminated (the “RESTRICTED SHARES”), all restrictions or repurchase rights with respect to all such Restricted Shares shall be deemed to have lapsed, and promptly after execution and delivery of this Agreement and the Exhibits attached hereto the Company shall deliver to Mr. Wilstead certificates representing such shares, such certificates to be without any legends or other restrictions that, subject to any limitation imposed by law on Mr. Wilstead’s sale or other transfer of such shares, would preclude Mr. Wilstead’s immediate sale or other transfer of such shares.

d.	OPTIONS. The parties hereto agree and acknowledge that the Company’s records reflect Mr. Wilstead has currently outstanding options (the “OPTIONS”) to purchase a total of 887,500 shares of Common Stock of the Company pursuant to the terms and conditions of the Company’s 1996 Stock Incentive Plan, as amended, 569,999 of which are currently vested, and 317,501 of which remain unvested as of the execution of this Agreement. All of Mr. Wilstead’s unvested stock options shall automatically accelerate and vest as of the date of this Agreement such that each such option will be immediately exercisable and will remain exercisable for the full term of the applicable option agreement.

e.	INDEMNIFICATION; D&O INSURANCE. Notwithstanding his termination of employment with the Company, Mr. Wilstead (i) shall continue to be entitled to the rights provided by, and subject to the obligations of, Mr. Wilstead’s Indemnification Agreement, dated July 15, 1999, with the Company, and (ii) shall remain covered under the Company’s Directors’ and Officers’ Insurance (“D&O INSURANCE”) policy until December 31, 2011, on no less favorable terms than are provided to any other executive officer of the Company, with respect to acts occurring prior to termination of Mr. Wilstead’s service as an officer of the Company, and the Company agrees that such D&O Insurance policy shall have policy limits at least as high as the Company’s existing policy.

3.	TAX EFFECT OF PAYMENTS.

a.	GROSS-UP PAYMENT. In the event that it is determined, pursuant to a binding settlement with the Internal Revenue Service (the “IRS”) or pursuant to a judgment of a court of law the time for appeal of which has expired, that any payment or distribution of any type to or for Mr. Wilstead’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder) or by any affiliate of such person pursuant to the terms of this Agreement (the “Total Payments”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to herein as the “Excise Tax”), then Mr. Wilstead shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Mr. Wilstead of all taxes imposed upon the Gross-Up Payment, including any excise tax imposed by Section 4999 of the Code, Mr. Wilstead retains an amount of the Gross-Up Payment equal to the sum of (i) the Excise Tax imposed on the Total Payments plus (ii) any penalty and interest assessments associated with such Excise Tax.

b.	DETERMINATION OF LIABILITY. In the event that the IRS asserts, or threatens to assert, that any of the Total Payments hereunder is subject to Excise Taxes, Mr. Wilstead shall promptly notify the Company in writing of such assertion or threatened assertion. The Company shall thereupon have the exclusive right and obligation to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to such assertion or threatened assertion by the IRS. Mr. Wilstead agrees to cooperate fully with the Company in such regard (including, without limitation, through the sharing of records and the execution by Mr. Wilstead of any documents or forms, such as powers of attorney, as shall be reasonably requested by the Company).

c.	CALCULATION OF AMOUNT. In the event that the parties hereto are unable to agree as to the amount of the Gross-Up Payment due to Mr. Wilstead pursuant to this Section 3, the parties hereto hereby agree that the amount of the Gross-Up Payment shall be determined by the independent accounting firm then serving as the Company’s auditors at the Company’s expense.

4.	NON-SOLICITATION AND NON-DISPARAGEMENT. For one (1) year following the date of this Agreement, Mr. Wilstead will not directly or indirectly (i) solicit any Company employee, independent contractor or consultant to leave the Company’s employ or otherwise terminate such person’s relationship with the Company for any reason or interfere in any other manner with the employment or other relationships at the time existing between the Company and its current employees, independent contractors or consultants, (ii) solicit any of the Company’s customers for products or services substantially similar to those offered by the Company, or (iii) disparage the Company or any of its directors, officers, or employees.

5.	OWNERSHIP RIGHTS. All materials, ideas, discoveries and inventions pertaining to the Company’s business or clients, including (without limitation) all patents and copyrights, patent applications, patent renewals and extensions and the names, addresses and telephone numbers of customers, belong solely to the Company. Mr. Wilstead shall, at all times whether during or after the term of this Agreement, assist the Company, at the Company’s sole expense, in obtaining, maintaining, defending and enforcing all legal rights and remedies of the Company, including, without limitation, patents, copyrights and other proprietary rights of the Company. Such assistance will include (without limitation) the execution of documents and assistance and cooperation in legal proceedings.

6.	RELEASES. As a condition to Mr. Wilstead’s entitlement to the compensation, payments and benefits provided for in Section 2 hereof, Mr. Wilstead shall have executed and delivered to the Company a release in the form attached hereto as Exhibit “A” (the “RELEASE”), and such Release shall have become irrevocable. If Mr. Wilstead exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio. The Company shall execute and deliver to Mr. Wilstead a release in the form attached hereto as Exhibit “B” (the “COMPANY RELEASE”).

7.	COOPERATION AND ASSISTANCE. Mr. Wilstead acknowledges that he may have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. Mr. Wilstead will cooperate with the Company in the defense or prosecution of any such claims that relate to events or occurrences that transpired during Mr. Wilstead’s employment with the Company. Mr. Wilstead’s cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments, to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to Mr. Wilstead. The Company shall reimburse Mr. Wilstead for (a) if Mr. Wilstead is not solely employed as a consultant, any actual loss of compensation from Mr. Wilstead’s then current employer as a result of his cooperation under this Section 7 and any actual loss of compensation (not including travel and other expenses) if Mr. Wilstead is unable to perform any previously scheduled consulting services as a result of his cooperation under this Section 7, (b) if Mr. Wilstead is solely employed as a consultant and unable to perform any consulting services as a result of his cooperation under this Section 7, an amount equal to the number of hours spent by Mr. Wilstead in cooperating with the Company under this Section 7 multiplied by Mr. Wilstead’s then current reasonable hourly consulting rate and (c) any reasonable out-of-pocket expenses, including the reasonable fees of Mr. Wilstead’s personal attorney, incurred by Mr. Wilstead in connection with such cooperation.

8.	RETURN OF PROPERTY. Except as otherwise provided in this Section 8, Mr. Wilstead expressly agrees that, upon his execution of this Agreement, he will return to the Company all property of the Company including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company or their customers or operations. Mr. Wilstead affirms that he has not retained and will not retain copies of any such property or other materials. Notwithstanding the foregoing, Mr. Wilstead shall not be required to return his computer, rolodexes, personal diaries or correspondence.

9.	NON-DISCLOSURE. Under Mr. Wilstead’s Employee Confidentiality, Inventions and Non-Competition Agreement with the Company, executed on September 4, 2002, a copy of which is attached to this Agreement as Exhibit “C,” and under applicable trade secret law, Mr. Wilstead is obliged to keep in confidence all trade secrets and proprietary and confidential information of the Company, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information), and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Employee Confidentiality, Inventions and Non-Competition Agreement and under applicable law, such obligations continue not only while Mr. Wilstead is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, Mr. Wilstead acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company, including, but not limited to, software, products, “know-how” and other technical data belonging to or relating to the Company, and the identity of customers and suppliers of the Company and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, Mr. Wilstead has also acquired similar confidential knowledge and information belonging to customers of the Company and provided to the Company in confidence under written and oral secrecy agreements. Mr. Wilstead agrees to abide by the terms and conditions of the Employee Confidentiality, Inventions and Non-Competition Agreement and of this Section 9 both during his employment by the Company and thereafter. Anything to the contrary notwithstanding, this Section 9 shall not apply to any knowledge or information that has become generally known in the industry or by the public (other than through a breach of this Agreement or the Employee Confidentiality, Inventions and Non-Competition Agreement by Mr. Wilstead).

10.	NO ADMISSION. Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Mr. Wilstead and the parties agree that neither this Agreement nor any of the terms or conditions contained herein may be used in any future dispute or proceeding except one to enforce the terms of this Agreement.

11.	TAX AND WITHHOLDING. Except as otherwise provided in Section 3, any federal, state and/or local income, personal property, franchise, excise or other taxes owed by Mr. Wilstead as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of Mr. Wilstead. Subject to the provisions of Section 3, the parties hereto agree and acknowledge that the Company shall have the right to withhold from any payments made to Mr. Wilstead any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on Form W-2.

12.	NO ORAL MODIFICATION. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

13.	RESOLUTION OF DISPUTES. Any disputes under or in connection with this Agreement shall, at the election of either party, be resolved by arbitration, to be held in Reston, Virginia in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. In any action or proceeding brought in connection with this Agreement, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses.

14.	INTEGRATION. This Agreement is entered into without reliance upon any statement, representation, promise, inducement or agreement not expressly contained within the terms hereof. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements concerning the termination of their employment relationship, regardless of the adequacy of consideration; provided, however, that this Agreement does not supercede Mr. Wilstead’s Employee Confidentiality, Inventions and Non-Competition Agreement and Indemnification Agreement, which will remain in effect subsequent to the execution of this Agreement to the extent that Mr. Wilstead is no longer an employee of the Company. The Company shall have no obligation to make any payment or do any act other than as specifically set forth herein. The terms of this Agreement are contractual and not mere recitals.

15.	SEVERABILITY. In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

16.	GOVERNING LAW. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the Commonwealth of Virginia and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

17.	SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and permitted assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to Mr. Wilstead, his executors, administrators, heirs and legal representatives.

18.	COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

19.	REVOCATION. In accordance with the Older Workers Benefits Protection Act, the Company will hold this offer open for twenty-one (21) days from January 5, 2005, although the Company would hope to conclude this matter as quickly as possible. In addition, Mr. Wilstead may revoke this Agreement at any time within seven (7) days after he signs it. Any revocation must be in writing and delivered to the Company within eight (8) days of signing this Agreement to be effective, and should be transmitted to counsel for the Company, Morris F. DeFeo, Jr., Esq., Miles & Stockbridge, P.C., 1751 Pinnacle Drive, Suite 500, McLean, Virginia 22102, facsimile 703-610-8686. For such revocation to be effective, Mr. DeFeo must receive such written notice not later than the close of business on the seventh day after the day on which Employee executes this Release. Because of Mr. Wilstead’s right to revoke this Agreement, it shall not become effective until the eighth (8th) day after it has been signed, and Mr. Wilstead will not be paid any severance pay due to him under this Agreement until after the eighth (8th) day after he signs this Agreement.

20.	ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE. Mr. Wilstead certifies that he has read the terms of this Agreement. The execution hereof by Mr. Wilstead shall indicate that this Agreement conforms to Mr. Wilstead’s understandings and is acceptable to him as a final agreement. It is further understood and agreed that Mr. Wilstead has had the opportunity to consult with counsel of his choice.

21.	NOTICES. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 12110 Sunset Hills Road, Reston, Virginia 20190, and to Mr. Wilstead at 332 West Mariposa Drive, Washington, Utah 84780.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date first above written.

WITNESS:	QUADRAMED CORPORATION

/s/ Donna Klein	By:	/s/ Lawrence P. English
	Name:	Lawrence P. English
	Title:	Chairman and Chief Executive Officer

WITNESS:	MICHAEL S. WILSTEAD

/s/	/s/ Michael S. Wilstead

EXHIBIT A

RELEASE

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, Michael S. Wilstead (“Employee”), for and in consideration of certain benefits heretofore paid or to be paid or provided to him by QuadraMed Corporation, a Delaware corporation (“QuadraMed”), as such benefits are set forth in a Separation Agreement dated as of January 5, 2005 (the “Separation Agreement”), on behalf of himself and his heirs, executors, administrators, agents, affiliates, successors and assigns, does hereby irrevocably and unconditionally agree to release, waive and forever discharge, except as otherwise provided in this Release, QuadraMed and all of its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and agents (collectively, the “Releasees”) from all Claims, as hereinafter defined, and Employee waives, releases and covenants not to sue Releasees or to file any lawsuit or any claim with any Federal, state or local administrative agency asserting or in respect of any of such Claims.

As used in this Release, the term “Claims” means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, costs, losses and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee now has, or claims to have, or which Employee at any earlier time had, or claimed to have had, or which Employee at any future time may have, or claim to have, against each or any of the Releasees arising contemporaneously with or prior to the date this Release is executed by Employee or on account of or arising out of any matter, cause or event to occur contemporaneously with or prior to such execution. The Claims that Employee is releasing under this Release include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, written or oral, and any Claims for wrongful discharge, fraud, misrepresentation, infliction of emotional distress, or any other tort, and any other Claims relating to or arising out of Employee’s employment, compensation and benefits with QuadraMed or the termination thereof, and any Claim for violation of any Federal, state or other governmental statute, regulation or ordinance including, but not limited to, the following, each as amended to date: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; (2) Section 1981 of the Civil Rights Acts of 1866, 42 U.S.C. § 1981; (3) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; (4) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634; (5) the Equal Pay Act of 1963, 29 U.S.C. § 206; (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; (9) the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; (10) the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; (11) the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.; and (12) any applicable Virginia, California or Delaware law, statute, regulation, ordinance, or constitutional or public policy provisions. Notwithstanding any provision in this Release to the contrary, it is agreed that the Employee does not waive his rights (such rights and the enforcement thereof shall not be “Claims” hereunder) (i) to coverage under any directors and officers insurance policy, (ii) for indemnification pursuant to QuadraMed’s Certificate of Incorporation or Bylaws or any applicable Virginia, California or Delaware law, statute, regulation, ordinance or constitutional or public policy provisions, in each case, as in effect on the date of this Release for acts or omissions occurring or alleged to have occurred during Employee’s employment or other service to QuadraMed, or (iii) to enforce the Separation Agreement or any rights under any employee or retirement benefit plan, program or policy of QuadraMed, or the Release of this same date under which QuadraMed is releasing claims, if any, that it may assert against Employee.

Employee hereby represents that (i) neither he, nor anyone acting at his discretion or on his behalf, has filed any complaints, charges, claims, demands or lawsuits with respect to any Claim (an “Action”) against any Releasee with any governmental agency or any court; (ii) he will not file or pursue any Action at any time hereafter; and (iii) if any such agency or court assumes jurisdiction of any Action, against any Releasee on behalf of Employee, he will request such agency or court to withdraw the matter. If any such Action is filed by the Employee, he further agrees that he will not seek any relief from the Releasees, however that relief might be called, whether reinstatement, back pay, compensatory, punitive or exemplary damages, claims for emotional distress or pain and suffering, or claims for attorneys’ fees, reimbursement of expenses or otherwise, on the basis of any such claim. Neither this Release nor the undertaking in this paragraph shall limit Employee from pursuing Claims for the sole purpose of enforcing his rights (i) to coverage under any directors and officers insurance policy, (ii) to indemnification pursuant to QuadraMed’s Certificate of Incorporation or Bylaws or any applicable Virginia, California or Delaware law, statute, regulation, ordinance or constitutional or public policy provisions as in effect on the date of this Release for acts or omissions occurring or alleged to have occurred during Employee’s employment or other service to QuadraMed, or (iii) to enforce the Separation Agreement or any rights under any employee retirement benefit plan, program, or policy of QuadraMed, or the Release of this same date under which QuadraMed is releasing claims, if any, that it may assert against Employee.

Employee further acknowledges and agrees that all rights that Employee may have under Section 1542 of the California Civil Code or any similar law of any state or the United States are expressly waived. Employee acknowledges that Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

As a result of the foregoing, this Release extends to all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation of Employee or his heirs, executors, administrators, agents, affiliates, successors and assigns, whether known or unknown, foreseen or unforeseen, patent or latent, in which Employee may currently or in the future possess, in each case arising contemporaneously with or prior to the date this Release is executed by Employee or on account of or arising out of any matter, cause or event to occur contemporaneously with or prior to such execution. Employee understands and acknowledges the significance of the specific waiver of Section 1542 of the California Civil Code. Employee fully understands and acknowledges that, in the event the facts underlying the foregoing release are found to be other than or different from the facts now understood by

Employee to be true, Employee expressly accepts and assumes the risks of the possible differences in facts and agrees that the release set forth in this Release shall remain in full force and effect, notwithstanding any such difference in facts. Notwithstanding the foregoing, the Releasees agree that Employee does not waive his rights (i) to coverage under any directors and officers insurance policy, (ii) for indemnification pursuant to QuadraMed’s Certificate of Incorporation or Bylaws or any applicable Virginia, California or Delaware law, statute, regulation, ordinance or constitutional or public policy provisions as in effect on the date of this Release for acts or omissions occurring or alleged to have occurred during Employee’s employment or other service to QuadraMed, or (iii) to enforce the Separation Agreement or any rights under any employee or retirement benefit plan, program or policy of QuadraMed, or the Release of this same date under which QuadraMed is releasing claims, if any, that it may assert against Employee.

This Release is made and entered into, and shall be subject to, governed by and interpreted in accordance with the laws of the Commonwealth of Virginia and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

Employee hereby represents that he has been given a period of twenty-one (21) days to review and consider this Release before signing it. Employee further understands that he may use none or as much of this 21-day period as he wishes prior to signing.

Employee is advised that he has the right to and should consult with an attorney before signing this Release. Employee understands that whether or not to do so is the Employee’s decision. Employee has exercised his right to consult with an attorney to the extent if any, that he desired.

Employee may revoke this Release within seven (7) days after he signs it. Revocation can be made by delivering a written notice of revocation to counsel for the Company, Morris F. DeFeo, Jr., Esq., Miles & Stockbridge, P.C., 1751 Pinnacle Drive, Suite 500, McLean, Virginia 22102. For such revocation to be effective, Mr. DeFeo must receive such written notice not later than the close of business on the seventh day after the day on which Employee executes this Release. If Employee revokes this Release, it shall not be effective and the Separation Agreement shall be null and void ab initio.

Employee acknowledges that he has read this release, understands it and is voluntarily executing it and that no representations, promises or inducements have been made to Employee except as set forth in this release voluntarily, and that he intends to be legally bound by its terms, with full understanding of its consequences.

Please read this Release carefully. It covers all known and unknown claims arising contemporaneously with or prior to the date this Release is executed or on account of or arising out of any matter, cause or event to occur contemporaneously with or prior to such execution including claims under the Federal Age Discrimination in Employment Act.

[Signatures on following page.]

Executed at Scottsdale, AZ, on January 5, 2005.

WITNESS:	MICHAEL S. WILSTEAD

/s/	/s/ Michael S. Wilstead

EXHIBIT B

RELEASE

KNOW ALL PERSONS BY THESE PRESENTS that QuadraMed Corporation, a Delaware corporation, (“QuadraMed”), for itself and all of its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and agents, for and in consideration of the execution and delivery by Michael S. Wilstead (“Releasee”) of a Separation Agreement dated as of January 5, 2005 (the “Separation Agreement”), does hereby irrevocably and unconditionally agree to release, waive and forever discharge, except as otherwise provided in this Release, Releasee from all Claims, as hereinafter defined, and QuadraMed waives, releases and covenants not to sue Releasee or to file any lawsuit or any claim with any Federal, state or local administrative agency asserting or in respect of any of such Claims.

As used in this Release, the term “Claims” means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights; costs, losses and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which QuadraMed or any of its subsidiaries, affiliates, successors and assigns now has, or claims to have, or which QuadraMed or any of its subsidiaries, affiliates, successors and assigns at any earlier time had, or claimed to have had, or which QuadraMed or any of its subsidiaries, affiliates, successors and assigns at any future time may have, or claim to have, against the Releasee arising contemporaneously with or prior to the date this Release is executed by QuadraMed or on account of or arising out of any matter, cause or event to occur contemporaneously with or prior to such execution.

QuadraMed hereby represents that (i) neither it nor anyone acting at its discretion or on its behalf has filed any complaints, charges, claims, demands or lawsuits with respect to any Claim (an “Action”) against the Releasee with any governmental agency or any court; (ii) it will not file or pursue any Action at any time hereafter; and (iii) if any such agency or court assumes jurisdiction of any Action against the Releasee on behalf of QuadraMed, QuadraMed will request such agency or court to withdraw the matter. Neither this Release nor the undertaking in this paragraph shall limit QuadraMed from pursuing Claims for the sole purpose of enforcing its rights under the Separation Agreement and the Release of this same date under which the Releasee releases Claims, if any, that he might assert against QuadraMed.

QuadraMed further acknowledges and agrees that all rights that QuadraMed may have under Section 1542 of the California Civil Code or any similar law of any state or the United States are expressly waived. QuadraMed acknowledges that Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

As a result of the foregoing, this Release extends to all rights, claims, demands, abilities, actions, causes of action, damages, losses, costs, expenses and compensation of QuadraMed or any of its subsidiaries, affiliates, successors and assigns, whether known or unknown, foreseen or unforeseen, patent or latent, in which QuadraMed or any of its subsidiaries, affiliates, successors and assigns may currently or in the future possess in each case arising contemporaneously with or prior to the date this Release is executed by Employee or on account of or arising out of any matter, cause or event to occur contemporaneously with or prior to such execution. QuadraMed understands and acknowledges the significance of the specific waiver of Section 1542 of the California Civil Code. QuadraMed fully understands and acknowledges that, in the event the facts underlying the foregoing release are found to be other than or different from the facts now understood by QuadraMed to be true, QuadraMed expressly accepts and assumes the risks of the possible differences in facts and agrees that the release set forth in this Release shall remain in full force and effect, notwithstanding any such difference in facts.

This Release is made and entered into, and shall be subject to, governed by and interpreted in accordance with the laws of the Commonwealth of Virginia and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

Executed at Reston, VA on January 11, 2005.

WITNESS:	QUADRAMED CORPORATION

/s/ Donna Klein	By:	/s/ Lawrence P. English
	Name:	Lawrence P. English
	Title:	Chairman and Chief Executive Officer

EXHIBIT C

EMPLOYEE CONFIDENTIALITY, INVENTIONS AND NON-COMPETITION AGREEMENT